CERTIFICATIONS

I, Richard Rubin certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Fifth Avenue Acquisition II Corp.

2. Based on my knowledge, this annual report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report.

Date: November 18, 2002

/s/ Richard Rubin
Richard Rubin, Chief Financial Officer and Director